Exhibit 1.1

FINANCIAL ADVISORY AND SALES AGENT AGREEMENT
(Clarkston Offering)

June _____, 2005

Donnelly Penman & Partners
17160 Kercheval Avenue
Grosse Pointe, Michigan 48230-1661

        Subject: Clarkston Financial Corporation

Ladies and Gentlemen:

        Clarkston Financial Corporation (the “Company”) hereby confirms its agreement with you (the “Sales Agent” or “you”) as follows:

        1.        Introduction.

        This Agreement sets forth the understanding, representations, and agreements whereby you will assist the Company, on solely a financial advisory basis, in the Company’s efforts to sell up to 261,477 shares of Company common stock, no par value (collectively, the “Stock” or the “Shares”) in a rights offering to existing Company shareholders (the “Rights Offering”) and, if necessary, to assist, on an exclusive best efforts basis, in the sale of the Stock through a community offering (the “Community Offering”). The Community Offering, and your corresponding agreement to assist in a manner other than strictly in financial advisory capacity, will occur only if less than all of the Shares are sold in the Rights Offering. If the Community Offering occurs, you will offer and sell, on an exclusive best efforts basis, the Shares that are not sold in the Rights Offering. The Rights Offering and the Community Offering are collectively referred to herein as the “Offering.” The offering price per Share is $18.00.

        2.        Representations and Warranties.

        The Company represents and warrants to, and agrees with you, in addition to the representations, warranties, and agreements contained elsewhere in this Agreement, that:

        (a)        Registration Statement and Prospectus.

        (i)        A registration statement on Form SB-2 with respect to the Shares has (A) been prepared by the Company in conformity with the requirements of the Securities Act of 1933, as amended (the “Act”), and the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “SEC”) thereunder, (B) been filed with the SEC under the Securities Act and (C) become effective under the Securities Act. Copies of such registration statement and each of the amendments thereto have been delivered by the Company to you. As used in this Agreement, “Effective Time” means the date and the time as of which such registration statement, or the most recent post-effective amendment thereto, if any, was declared effective by the SEC; “Preliminary Prospectus” means each prospectus included in such registration statement, or amendments thereto, before it became effective under the Securities Act and any prospectus filed with the SEC by the Company pursuant to Rule 424(a) of the Rules and Regulations; “Registration Statement” means such registration statement, as amended at the Effective Time, including all information contained in the final prospectus filed with the SEC pursuant to Rule 424(b) of the Rules and Regulations and deemed to be a part of the registration statement as of the Effective Time pursuant to Rule 430A of the Rules and Regulations; and “Prospectus” means the prospectus in the form first used to confirm sales of Stock. The SEC has not issued any order preventing or suspending the use of any Preliminary Prospectus.

Exhibit 1.1 - 1

        (ii)        The Registration Statement conforms, and the Prospectus and any further amendments or supplements to the Registration Statement or the Prospectus will, when they become effective or are filed with the SEC, as the case may be, conform in all material respects to the requirements of the Act and the Rules and Regulations and (excluding information concerning the Sales Agent that is supplied by the Sales Agent) do not and will not, as of the applicable effective date (as to the Registration Statement and any amendment thereto) and as of the applicable filing date (as to the Prospectus and any amendment or supplement thereto) contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances under which they were made in the case of the Prospectus) not misleading.

        (iii)        No statements, written or oral, have been or will be made by the Company, its counsel, or its agents concerning the Offering or the Company, which are inconsistent with the Prospectus. No representations or warranties are made with respect to statements or omissions made in reliance upon and in conformity with written information furnished to the Company with respect to you, by you, expressly for use in the Prospectus. No government authority has issued any stop order or other order suspending or preventing the use of the Prospectus.

        (iv)        There are no contracts or other documents which are required to be described in the Prospectus or filed as exhibits to the Registration Statement by the Act or by the Rules and Regulations which have not been described in the Prospectus or filed as exhibits to the Registration Statement.

        (b)        Subsidiaries. The Company owns all of the outstanding capital stock of Clarkston State Bank and all of the outstanding common equity of Clarkston Capital Trust I. The Company has no other direct or indirect subsidiaries; provided, however, that the Company is in the process of forming a Michigan banking corporation to be known as Huron Valley State Bank, the majority of the stock of which will be owned by the Company.

        (c)        Corporate Power. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Michigan, with corporate power and authority to own, lease, and operate its properties and conduct its business as described in the Prospectus. Clarkston State Bank is a validly existing Michigan banking corporation in good standing with the Michigan Office of Financial and Insurance Services (the “OFIS”) and the Federal Deposit Insurance Corporation (“FDIC”), with corporate power and authority to own, lease, and operate its properties and conduct its business as described in the Prospectus. The Company is duly registered with the Federal Reserve Board (the “FRB”) as a bank holding company under the Bank Holding Company Act of 1956, as amended. Neither the Company nor Clarkston State Bank is required to be qualified as a foreign corporation to transact business in any jurisdiction in which they presently operate.

        (d)        Financial Statements. The historical financial statements of the Company and any related notes thereto, included in the Prospectus, present fairly the financial positions of the Company, on a consolidated basis, as of the dates of such financial statements and for the periods covered thereby and comply as to form with the requirements of applicable state and federal securities laws. Such statements and any related notes have been prepared in accordance with generally accepted accounting principles applied on a consistent basis. All adjustments necessary for a fair presentation of the results for such periods have been made.

        (e)        Litigation and Governmental Proceedings. There is no litigation or governmental proceeding pending or, to the best knowledge of the Company, threatened against, or involving the properties or business of the Company, Clarkston State Bank or Huron Valley State Bank or any of their respective officers, directors, agents, or employees, that may materially and adversely affect any of them or their prospects or the Offering.

Exhibit 1.1 - 2

        (f)        Capital Structure. The Company has authorized capital stock as set forth in the Prospectus. On the date of this Agreement, 1,045,909 shares of common stock of the Company are issued and outstanding. During the term of the Offering, no other shares of capital stock of the Company are or will be issued and outstanding, except (i) Shares issued pursuant to this Offering and (ii) those as may be issued upon the exercise of any outstanding stock options as described in the Prospectus. The Shares to be offered in the Offering have been duly authorized for issuance and, when issued and delivered by the Company against payment of the consideration as set forth in the rights certificate delivered by the Company’s existing shareholders under the Rights Offering (together with such other documentation as may be required to be submitted therewith or in lieu thereof, including without limitation a beneficial owner election form and a nominee holder certification, the “Rights Documents”) or subscription agreements with the individual investors in the Community Offering (each, a “Subscription Agreement”), will be validly issued, fully paid, and nonassessable. The Shares to be issued will conform to the description thereof contained in the Prospectus. Other than the subscription rights granted or to be granted through the shareholder rights certificate granted to the Company’s existing shareholders in connection with the Rights Offering and the Subscription Agreements, the Company has not granted any subscriptions, warrants, options, or other rights to acquire shares of, or any securities exchangeable for or convertible into shares of, any capital stock of the Company except as described in the Prospectus. All of the capital stock of Clarkston State Bank has been duly authorized and validly issued, fully paid and nonassessable (except to the extent that Clarkston State Bank’s capital stock is assessable under applicable law) and is owned by the Company, free and clear of all liens, encumbrances, and security interests.

        (g)        Binding Agreement. This Agreement has been duly authorized, executed, and delivered by the Company, and this Agreement is the valid and legally binding obligation of the Company enforceable in accordance with its terms (except as the enforceability may be limited by equitable principles or by bankruptcy or other laws relating to or affecting creditors’ rights generally). The execution and delivery of this Agreement, and the performance of the transactions described in this Agreement or the Prospectus, will not result in the breach, or be in violation, of any provision of any material agreement, franchise, license, indenture, mortgage, deed of trust, or other instrument to which the Company or Clarkston State Bank is a party or by which either of them are bound.

        (h)        Additional Information. Any additional written or oral information provided to prospective investors by the Company or any of its agents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Copies of all such written information will be promptly given to you.

        (i)        Due Diligence Requests. The Company agrees that it will furnish or make available to you and your counsel any and all documentation reasonably requested in connection with your due diligence efforts.

        (j)        Consent, Approval, Etc. No consent, approval, authorization, or other order of any court, regulatory body, administrative agency, or other governmental body is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement or described in the Prospectus, except for any approvals that may be required by the SEC, OFIS, the FDIC, the Board of Governors of the FRB, and the National Association of Securities Dealers, Inc. (“NASD”).

        (k)        Conflicts with Certificate, Law, Etc. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement or described in the Prospectus, do not and will not conflict with or constitute a breach or violation of (i) the Articles of Incorporation or Bylaws of the Company or Clarkston State Bank; or (ii) any law, regulation, or administrative or court decree.

Exhibit 1.1 - 3

(l) Labor. No labor dispute with the employees of the Company or Clarkston State Bank exists or, to the best of the Company’s knowledge, is imminent.

        (m)        Taxes. The Company and Clarkston State Bank have properly filed all necessary federal, state, local, and foreign income tax returns and have properly paid all taxes shown as due thereon (or have obtained appropriate extensions). No tax deficiency has been asserted or, to the best of the Company’s knowledge, been threatened to be asserted against it or Clarkston State Bank.

        (n)        Environmental Matters. To the best of the Company’s knowledge, and except as to activities or conditions that could not reasonably be expected to have a material adverse effect on the business or prospects of the Company, Clarkston State Bank or Huron Valley State Bank:

        (i)        There has been no release, emission, discharge, or disposal of any hazardous wastes, petroleum products, polychlorinated biphenyls, chemicals, pollutants, contaminants, pesticides, radioactive substances, or toxic materials, or other materials or substances regulated under any federal or state environmental or public health laws or regulations, including (without limitation) the Comprehensive Environmental Response, Compensation and Liability Act and any similar state law (collectively “Hazardous Substances”), from, on, in, or under any real property owned, leased, used, or otherwise occupied by the Company or Clarkston State Bank, or proposed to be owned, leased, used, or otherwise occupied by Huron Valley State Bank, nor has any such property been used for the manufacture, handling, disposal, or storage of such substances, nor is any such property contaminated by any such substance; and

        (ii)        There is no action, suit, investigation, inquiry, or other proceeding, ruling, order, or citation (whether formal or informal) pending, or, to the best of the Company’s knowledge, threatened, against the Company or Clarkston State Bank, as a result of any actual or alleged failure to comply with any requirement of any law (civil or common), ordinance, rule, regulation, guideline, or order that: (v) regulates air, water, soil, or solid waste management, including the containment, storage, handling, disposal, transportation, or management of a Hazardous Substance; (w) regulates or prescribes requirements for air, water, or soil quality; (x) is intended to protect public health or the environment; or (y) establishes liability for the investigation, removal, or cleanup of contamination, injury, or damage caused by any Hazardous Substance.

        (o)        ERISA. Neither the Company nor Clarkston State Bank has engaged in any transaction in connection with which it could be subject to either a civil penalty assessed pursuant to Section 502(i) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a tax imposed by Section 4975 of the Internal Revenue Code. Neither the Company nor Clarkston State Bank has provided any pension or other plan subject to ERISA other than any 401(k) plan, employee group health plan, employee group term life insurance plan, or employee long-term disability plan which might exist.

        (p)        Material Changes. Except as disclosed in the Prospectus, since the respective dates as of which information is given in the Prospectus, there has not been any material adverse change in any liabilities or obligations (direct or contingent), operations, or prospects of the Company or Clarkston State Bank. Neither the Company nor Clarkston State Bank has entered into any transaction not in the ordinary course of its business that is material to it.

        (q)        Properties. The Company and Clarkston State Bank have good and marketable title to all of the properties and assets reflected as owned by them in the Prospectus and the financial statements therein, subject to no lien, mortgage, pledge, charge, or encumbrance of any kind or nature whatsoever, except as disclosed in the Prospectus or except for liens, mortgages, pledges, charges, or encumbrances that are not likely to have a material adverse effect on the operations of the Company or Clarkston State Bank. All properties held or used by the Company and Clarkston State Bank under leases, licenses, franchises, or other agreements are held by them under valid, binding, and enforceable leases, franchises, licenses, or other agreements with respect to which they are not in default, except for properties or defaults which neither singly nor in the aggregate are material to the business or prospects of the Company or Clarkston State Bank.

Exhibit 1.1 - 4

        (r)        Order and Convictions. Neither the Company nor any of the parties described in Regulation A, Rule 262 under the Act, have taken any action or been the subject of any proceeding which would disqualify the Company from being eligible to use Regulation A for the sale of securities.

        (s)        Affiliation with NASD Member Firm. No officer or director of the Company, nor any record or beneficial owner of 5% or more of the Company’s securities, is associated or affiliated (directly or indirectly) with any firm that is a member of the NASD.

        (t)        Unlawful Contributions. Neither the Company nor Clarkston State Bank, nor, to the best of the Company’s knowledge, any director, officer, agent, employee, or other person associated with either of them, acting on behalf of either of them, has used any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

        (u)        Related Party Transactions. No material transaction has occurred, and there is no agreement or understanding with respect to such a transaction, between or among the Company, Clarkston State Bank or Huron Valley State Bank, on the one hand, and any of their officers, directors, organizers, 10% shareholders, or any affiliate of any such officer, director, organizer, or shareholder, on the other hand, that is not described in the Prospectus.

        (v)        Intangibles. The Company owns adequate and enforceable rights to use all patents, patent applications, trademarks, trademark applications, service marks, copyrights, copyright applications, and other similar rights (collectively, “Intangibles”) necessary for the conduct of the material aspects of its business and the business of Clarkston State Bank, as described in the Prospectus, and the Company has not received any notice of infringement of, nor, to the best of the Company’s knowledge, has it or Clarkston State Bank infringed on or is infringing on, any Intangible of any other person.

        (w)        Sale of Unregistered Securities.Except as set forth in the Prospectus or the Registration Statement, neither the Company, nor any of its corporate affiliates, has made any unregistered sales of their respective equity securities during the 180-day period immediately preceding the date of the Prospectus to any person including, without limitation, any underwriter or person related to an underwriter.

        (x)        Internal Controls. The Company is not aware of (i) any significant deficiency in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls; or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. There have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

        (y)        Sarbanes-Oxley Compliance. There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply with any applicable provision of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations promulgated in connection therewith, except for such failures as are not likely to have a material adverse effect on the operations of the Company or Clarkston State Bank.

        (z)        Other Dealings with Underwriters. Except as set forth in the Prospectus, neither the Company, nor any of its corporate affiliates, has entered into any arrangement providing for the receipt of any item of value or transfer of any warrants, options, or other securities from the Company, or its corporate affiliates to any underwriter or person related to an underwriter.

        All representations and warranties made by the Company in this Agreement shall be deemed to be made as of the date of this Agreement and as of the date of the Rights Closing and as of the date of each Community Closing (each as defined in Section 3(d) below).

Exhibit 1.1 - 5

        3.        Sale of Shares.

(a) Appointment of Sales Agent and Sale Price. On the basis of the representations and warranties herein contained, but subject to the terms and conditions herein set forth:

         (i)        The Company hereby appoints you as the Company’s exclusive financial advisor in connection with the Rights Offering. In connection with the Rights Offering it is not intended that you serve as, and you shall not be deemed to be an “underwriter” as defined under the Act.

         (ii)        The Company hereby appoints you as the sales agent for the Community Offering and grants you the exclusive right to offer and sell, as agent, the Shares, at a price of $18.00 per Share during the period between the date hereof and the Final Sales Termination Date (as defined below), and, if there is a Community Offering, you accept such appointment and agree to use your best efforts to find purchasers for the Shares as contemplated by this Agreement at the price and on the terms stated herein and in the Prospectus.

Your agency hereunder shall continue until the “Final Sales Termination Date,” which shall be the earlier of (i) the completion of the sale of 261,477 Shares in the Offering, or (ii) 10 days after either party sends written notice of termination of this Agreement to the other party, provided that no such notice may be sent prior to July 15, 2005, (iii) such date on which you and the Company agree in writing to terminate the Offering, or (iv) a termination of this Agreement or the Offering pursuant to an express provision of this Agreement.

        (b)        Rights Documents and Subscription Documents. Each shareholder exercising its rights to purchase shares in the Rights Offering shall be required to deliver to the Company on or before the Rights Closing for such Shares signed Rights Documents in a form acceptable to you and the Company. Each investor desiring to purchase Shares in the Community Offering shall be required to deliver to the Company on or before the applicable Community Closing for such Shares a signed Subscription Agreement in a form acceptable to you and the Company. The Company shall provide a copy of each signed Rights Document and Subscription Agreement to the Sales Agent and its counsel as soon as possible upon receipt thereof, unless the Sales Agent and its counsel have already been provided a copy. Both the Sales Agent and the Company shall have the right to reject the tender of any subscription for Shares in the Community Offering for which either does not have reasonable grounds to believe, on the basis of information provided by the investor, that the investor meets any suitability standards set forth in the Subscription Agreement or the Prospectus or for any other reason or no reason. The Company, upon receipt of a Subscription Agreement, will determine promptly whether it rejects such investor or will promptly give you notice that it wants to investigate the investor’s background further.

        (c)        Subscription Payments. All subscribers will be directed to forward their subscription payments directly to the Company or its transfer agent. The Sales Agent shall not be responsible for collecting or otherwise holding any such funds. If any checks made payable to the Company or its transfer agent or subscription payments are delivered to Sales Agent or any Selling Group Member (as defined in subsection (e) below), the Sales Agent or the Selling Group Member, as the case may be, will forward such checks to the Company or its transfer agent by noon of the next business day after receipt thereof.

        (d)        Closings. The closing of the Rights Offering (the “Rights Closing”) shall occur no later than July 31, 2005. The issuance of shares in the Community Offering shall be done in one or more closings (each, a “Community Closing”) prior to the Final Sales Termination Date. The Company shall ensure that all conditions precedent to the Rights Closing and to the Community Closing, as set forth in Section 6 below or as otherwise set forth in this Agreement, have been satisfied prior to issuing any Shares. The “Final Closing” shall be (i) the Rights Closing if all 261,477 Shares are purchased in the Rights Offering, or (ii) the final Community Closing if less than all 261,477 Shares are purchased in the Rights Offering.

        (e)        Selling Group Members. You may utilize other broker-dealers acceptable to you and the Company (“Selling Group Members”) who are members of the NASD to assist you in the sale of Shares in the Community Offering upon such compensation terms and conditions as are set forth in Section 7 below and to enter into agreements for the offer and sale of Shares adopting such provisions of this Agreement for the benefit of the Selling Group Members as you deem appropriate. Your agreement with each Selling Group Member shall contain indemnification provisions in favor of the Company in the form of paragraph 11 of the form of Selling Group Member Agreement attached to this Agreement as Exhibit 3(e).

Exhibit 1.1 - 6

        (f)        Blue Sky Matters. The Company shall advise the Sales Agent of those states in which the Securities have been qualified or registered for sale or are exempt from applicable qualification or registration requirements. The Sales Agent agrees not to (i) solicit any persons in the Community Offering who do not reside in a state designated by the Company pursuant to the preceding sentence or (ii) otherwise take any action that may jeopardize the qualification or registration of the Securities for sale in any particular state or the availability of an exemption from such qualification or registration requirements.

        4.        Covenants of the Company.

        In addition to all other covenants and agreements of the Company set forth in this Agreement, the Company covenants that it will:

(a) Securities Laws.

        (i)        Take all action that is required to assure that the Offering of the Shares complies with the requirements of the Act, the Rules and Regulations, Michigan law, and all other applicable securities laws. The Company shall immediately notify the Sales Agent in writing if the SEC or any other government authority issues or threatens to issue any stop order or other order suspending or preventing the use of the Prospectus. If any government authority enters such an order, the Company will use reasonable efforts to obtain the lifting of such order at the earliest possible moment.

        (ii)        Prepare the Prospectus in a form approved by the Sales Agent (which approval shall not be unreasonably withheld or delayed) and to file such Prospectus pursuant to Rule 424(b) under the Act not later than SEC’s close of business on the second business day following the execution and delivery of this Agreement or, if applicable, such earlier time as may be required by Rule 430A(a)(3) under the Act; make no further amendment or any supplement to the Registration Statement or to the Prospectus  except as permitted herein or as necessary for the Company to maintain the accuracy of the representations and warranties made herein; advise the Sales Agent, promptly after the Company receives notice thereof, of the time when any amendment to the Registration Statement has been filed or becomes effective or any supplement to the Prospectus or any amended Prospectus has been filed and to furnish the Sales Agent with copies thereof; to advise the Sales Agent, promptly after the Company receives notice thereof, of the issuance by the SEC of any stop order or of any order preventing or suspending the use of any Preliminary Prospectus or the Prospectus, of the suspension of the qualification of the Stock for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by the SEC for the amending or supplementing of the Registration Statement or the Prospectus or for additional information; and, in the event of the issuance of any stop order or of any order preventing or suspending the use of any Preliminary Prospectus or the Prospectus or suspending any such qualification, to use reasonable efforts to obtain its withdrawal;

        (iii)        Furnish promptly to the Sales Agent and its counsel a signed copy of the Registration Statement as originally filed with the SEC, and each amendment thereto filed with the SEC, including all consents and exhibits filed therewith;

        (iv)        Deliver promptly to the Sales Agent such number of the following documents as the Sales Agent shall reasonably request: (i) conformed copies of the Registration Statement as originally filed with the SEC and each amendment thereto (in each case excluding exhibits) and (ii) each Preliminary Prospectus, the Prospectus and any amended or supplemented Prospectus; and, if the delivery of a prospectus is required at any time after the Effective Time in connection with the offering or sale of the Stock or any other securities relating thereto and if at such time any events shall have occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus is delivered, not misleading, or, if for any other reason it shall be necessary to amend or supplement the Prospectus in order to comply with the Act, to notify the Sales Agent and, upon its request, to prepare and furnish without charge to the Sales Agent and to any dealer in securities as many copies as the Sales Agent may from time to time reasonably request of an amended or supplemented Prospectus which will correct such statement or omission or effect such compliance.

Exhibit 1.1 - 7

        (v)        File promptly with the SEC any amendment to the Registration Statement or the Prospectus or any supplement to the Prospectus that may, in the judgment of the Company or the Sales Agent, be required by the Act or requested by the SEC; and

        (vi)        Prior to filing with the SEC any amendment to the Registration Statement or supplement to the Prospectus or any Prospectus pursuant to Rule 424 of the Rules and Regulations, to furnish a copy thereof to the Sales Agent and its counsel and obtain the consent of the Sales Agent to the filing (which consent shall not be unreasonably withheld or delayed).

        (b)        Supplements. If any event shall have occurred during the term of this Agreement as a result of which, in the opinion of the Company or in your opinion, the Prospectus, as then amended or supplemented (if amended and supplemented), includes an untrue statement of material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Company will notify you promptly and promptly prepare and deliver to you an appropriate amendment or supplement to the Prospectus in form satisfactory to you.

(c) Use of Proceeds. Apply the net proceeds from the sale of the Shares to be sold by it hereunder for the purposes set forth in the Prospectus.

(d) Opinion of Counsel. Cause its counsel (the “Company’s Counsel”), to issue an opinion at the Rights Closing and each Community Closing in a form mutually agreeable to you and the Company.

        (e)        Comfort Letter. If there is a Community Offering, cause its independent certified public accountants, Plante & Moran, PLLC (the “Accountants”), to issue a “comfort letter” in form and substance satisfactory to the Sales Agent. The comfort letter shall be issued and dated effective as of the commencement of the Community Offering and again issued and dated effective as of each Community Closing. The cost of such comfort letters shall be the sole responsibility of the Company.

        (f)        Options. Not issue any options or other rights to purchase or acquire capital stock of the Company until 90 days after the Final Closing, except pursuant to the Company’s stock option plan described in the Prospectus.

        (g)        Annual and Quarterly Reports. For a period of five years after the Final Closing, furnish to its shareholders each year annual audited consolidated financial statements with respect to the Company, including balance sheets and income statements and furnish to its shareholders each calendar quarter unaudited summary financial information.

        (h)        Additional Information. Cause representatives of the Company to be available to answer questions of and provide additional information to potential investors. The Company further agrees to provide you with access to its officers, directors, employees, counsel, accountants, and consultants, and to provide all assistance reasonably necessary to your performance under this Agreement. In addition, the Company shall promptly furnish to you the names and addresses of all persons and entities with which the Company has had, or does have, discussions or contacts concerning the Community Offering.

Exhibit 1.1 - 8

        (i)        Compliance. Comply with all applicable securities and other applicable laws, rules and regulations, including, without limitation, the Sarbanes-Oxley Act, and to use its best efforts to cause the Company’s directors and officers, in their capacities as such, to comply with such laws, rules and regulations, including, without limitation, the provisions of the Sarbanes-Oxley Act.

        5.        Covenants of the Sales Agent.

        In addition to all other covenants and agreements of the Sales Agent set forth in this Agreement, you covenant and agree as follows:

        (a)        Information. Not to give any information or make any representations in connection with the Offering of the Shares other than those contained in the Prospectus or other information provided by the Company for delivery or disclosure to prospective investors.

        (b)        Suitability Standards. Not to solicit subscriptions for Shares from any investor who you reasonably believe, based on the information provided by the investor, does not meet the suitability standards set forth in the Prospectus and the Subscription Agreement.

        (c)        Registered Broker. To be registered and in good standing as a broker/dealer with the SEC, the NASD, and the State of Michigan and each state where required to serve as a broker/dealer in connection with the Offering.

        (d)        Comply with Legal Requirements. To comply with all applicable requirements of the Act and Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules and regulations issued under the Act and the Exchange Act, including, but not limited to, SEC Rule 15c2-4, any applicable state securities laws and the rules and regulations thereunder, and the regulations of the NASD; and to cause any Selling Group Members to agree (and use reasonable efforts to enforce such agreement) to comply with all applicable requirements of the Act and the Exchange Act, the rules and regulations issued under the Act and the Exchange Act, including, but not limited to, SEC Rule 15c2-4, any applicable state securities laws and the rules and regulations thereunder, and the regulations of the NASD.

        (e)        Material Misrepresentations. Not to make any untrue statement of a material fact or omit to state any material fact necessary to be stated, to make statements made by you, in light of the circumstances under which they were made, not misleading; except that the Company acknowledges that you make no representation, warranty, or covenant with respect to statements or omissions made in reliance upon and in conformity with information in the Prospectus (excluding information provided by the Sales Agent) or furnished by the Company or any affiliate, representative, or agent of Company (excluding the Sales Agent).

        6.        Closing Conditions.

        Your obligations hereunder shall be subject to the continuing accuracy and performance of the representations, warranties, and covenants of the Company. In addition, the Company shall comply with, and your obligations hereunder shall be subject to, the following terms and conditions:

        (a)        Company’s Representations and Warranties. On the date of this Agreement and at the Rights Closing and each Community Closing, the Company’s representations and warranties shall be true in all material respects. For purposes of this section, representations and warranties made with respect to specified dates need only to have been true in all material respects as of such dates or events.

(b) Opinion of Counsel. At the Rights Closing and each Community Closing, you shall have received the opinion of Company’s Counsel, referenced in Section 4(d), dated as the date of Closing.

        (c)        Comfort Letter. Dated effective as of the commencement of the Community Offering and at each Community Closing, you shall have received an updated comfort letter from the Accountants, dated as of such date, in the form described in Section 4(e) above.

Exhibit 1.1 - 9

(d) No Material Adverse Change. Since the date(s) as of which information is given in the Prospectus:

        (i)        there shall not have been any adverse change, actual or threatened, in the ability of the Company or Clarkston State Bank to conduct any of their current or proposed business (whether by reason of any court, legislative, other governmental action, order, decree, or otherwise), or in the general affairs, management, financial position, or results of operations of the Company or Clarkston State Bank, whether or not arising from transactions in the ordinary course of business, if such adverse change is material to the business or prospects of either the Company or Clarkston State Bank; and

        (ii)        neither the Company nor Clarkston State Bank shall have sustained any loss or interference from any strike, fire, flood, windstorm, accident, or other calamity (whether or not insured) or from any court or governmental action, order, or decree, where such loss or interference is material to either of them if such loss or interference constitutes a change which materially and adversely affects the business or prospects of either the Company or Clarkston State Bank.

        (e)        Required Approval. The NASD, upon a review of the terms of the Offering of the Shares (if such review is required), shall not have objected to the Sales Agent’s participation in the same, and the Company and Clarkston State Bank shall have received all required regulatory approvals in forms reasonably acceptable to them.

        (f)        Force Majeure. There shall not have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks or savings associations in the United States, (iii) any outbreak of hostilities, any escalation or other change in the status of current hostilities or any other national calamity or crisis that would make the Offering, sale, or delivery of the Shares impractical, (iv) any limitation (whether or not mandatory) by any governmental authority on, or any other event which might affect, the extension of credit by banks or other lending institutions, or (v) any material change in United States or any other material currency exchange rates or a suspension of, or limitation on, the markets therefor.

(g) Closing Certificate. On the date of this Agreement and at the Rights Closing and each Community Closing, you shall have received a certificate dated as of such date in the form of Exhibit 6(g).

        If any condition to your obligations hereunder to be fulfilled prior to or at either the Rights Closing or any Community Closing is not so fulfilled (in your sole judgment), you may terminate this Agreement or, if you so elect, waive any such condition that has not been fulfilled or extend the time for its fulfillment. You may immediately terminate this Agreement upon the occurrence of any event described in subsections 6(d) or 6(f). Any termination under this Section shall be without liability to you. Termination of this Agreement under this Section will be effective immediately upon our receipt of notice of termination from you.

        7.        Compensation and Expenses.

        (a)        Advisory Fee – Rights Offering. For your financial advisory services in connection with the Rights Offering, regardless of the amount of shares subscribed for in the Rights Offering, the Company agrees to pay you a cash rights offering flat advisory fee of $30,000 (the “Rights Advisory Fee”) at the Rights Closing. The parties acknowledge that the Company has previously paid the Sales Agent $10,000 of the Rights Advisory Fee and that such amount has been fully earned and is not refundable under any circumstances nor shall it be credited against any other fees payable by the Company to the Sales Agent pursuant to this Agreement except to the remainder of the Rights Advisory Fee payable at the Rights Closing. In the event that the Closing of the Rights Offering has not occurred prior to December 31, 2005, any Rights Advisory Fee paid to the Sales Agent shall be refunded by the Sales Agent to the Company. In lieu of refunding such advisory fees, the Sales Agent, in its discretion, may offset any out-of-pocket amounts owed to it by the Company pursuant to Section 7(d) below against the advisory fees that are to be refunded.

(b) Placement Fees – Community Offering. For your services in soliciting prospective purchasers of the Shares in the Community Offering, the Company agrees to pay placement fees as follows:

Exhibit 1.1 - 10

        (i)        The Company will pay to the Sales Agent a cash placement fee of 3.0% on any sales in the Community Offering to the Company’s shareholders, whether or not such shareholder purchased Shares in the Rights Offering.

        (ii)        The Company will pay the Sales Agent a cash placement fee of 3.0% on sales to the “Clarkston Friends” listed on the attached Exhibit 7(b)(i) and such other “Clarkston Friends” as are agreed to in writing by the Company and the Sales Agent.

        (iii)        The Company will pay to the Sales Agent a cash placement fee of 6.0% on all other sales of Shares including, without limitation, sales to investors already known to the Company, customers of the Company or Clarkston State Bank, or any other party not included in (a)(i) or (a)(ii) of this Section.

        (iv)        Notwithstanding the above, if the Company and the Sales Agent determine that other Selling Group Members are to be utilized, the 6.0% fee in (a)(iii) of this Section shall be 7.0% on such sales if the Sales Agent shall have entered into a Selling Group Member Agreement, with the commission in such case being apportioned in such manner as the Sales Agent determines.

The Company’s obligation to pay the placement fees described in this Section 7(b) is subject to the following conditions: (i) on the date of each Community Closing, the Company shall have received your certificate dated as of the date of Closing substantially in the form of Exhibit 7(b)(ii); and (ii) the Sales Agent shall have received all requisite approvals of the NASD to participate in the Community Offering and the NASD shall not have objected in any way to such participation. The Company shall be entitled to credit Monthly Advisory Fees that have already been paid to the Sales Agent pursuant to Section 7(c) below against any placement fees payable pursuant to this Section 7(b). Any placement fees payable (after the crediting of such Monthly Advisory Fees) shall be paid to the Sales Agent at the time of each Community Closing.

        (c)        Advisory Fees – Community Offering. In addition to the fees described in subsections (a) and (b), if the Rights Offering is not completed by May 31, 2005, the Company agrees to pay the Sales Agent a non-refundable monthly advisory fee of $5,000 per month (each, a “Monthly Advisory Fee”) for a period of five months commencing June 1, 2005, provided that no Monthly Advisory fees shall be payable with respect to any month after the month in which the Final Closing occurs. All Monthly Advisory Fees (i) shall be payable in advance at the beginning of each month, (ii) shall be deemed to be earned upon payment, and (iii) shall be credited against any placement fees payable pursuant to Section 7(b). In the event that the Closing of the Community Offering has not occurred prior to December 31, 2005, any Monthly Advisory Fee paid to the Sales Agent shall be refunded by the Sales Agent to the Company. In lieu of refunding such advisory fees, the Sales Agent, in its discretion, may offset any out-of-pocket amounts owed to it by the Company pursuant to Section 7(d) below against the advisory fees that are to be refunded.

        (d)        Sales Agent Expenses. The Company agrees to reimburse the Sales Agent for all of the Sales Agent’s reasonable and customary out-of-pocket expenses incurred in connection with the Offering and preparing for the Offering including, without limitation, NASD Filing Fees, database services, copying charges, telephone charges, meals, travel and lodging related expenses in connection with visits to the Company, not to exceed $6,500 unless pre-approved by the Company. In addition, the Company agrees to reimburse the Sales Agent for reasonable out-of-pocket legal fees the Sales Agent incurs in connection with the Offering and preparing for the Offering through June 1, 2005, not to exceed $20,000, plus a maximum of $2,500 of additional out-of-pocket expenses incurred by the Sales Agent’s counsel unless approved by the Company. If the Offering is extended beyond May 31, 2005, the Company agrees to reimburse the Sales Agent for an amount not to exceed $5,000 of additional legal fees it incurs in connection with the Offering unless approved by the Company (for a total reimbursement of legal fees of $25,000 plus $2,500 in expenses unless such additional amounts are approved by the Company). Such legal fees incurred will not need to be approved by the Company in advance of such payment to qualify for the reimbursement hereunder. All requests for reimbursement of out-of-pocket expenses and legal fees shall be submitted monthly to the Company together with appropriate documentation and shall be paid by the Company within 15 days after receipt of such request. The out-of-pocket reimbursement of expenses and legal fees shall be paid regardless of whether the Offering is completed or not for any reason, including market conditions. All legal fees and out-of-pocket expenses of Sales Agent’s counsel incurred by Sales Agent in connection with Huron Valley State Bank’s private placement offering that are paid by the Company pursuant to that certain Sales Agent Agreement (Huron Offering) dated April 28, 2005, between the Company and the Sales Agent shall be credited against the amounts owing from the Company to the Sales Agent under this Section 7(d). Upon the Closing or termination of the Offering, the Sales Agent agrees to return to the Company any funds advanced by Clarkston for the reimbursement of expenses under this Section 7(d) to the extent that such expenses are not actually incurred by the Sales Agent. It is intended by the parties that the expense limits set forth in this Section 7(d) are to be read as a total cap on the Company’s obligation to reimburse the expenses incurred by the Sales Agent in connection with both the Offering and the separate offering of common stock of Huron Valley State Bank.

Exhibit 1.1 - 11

        (e)        Company Expenses. The Company shall pay all of its own costs and expenses incurred in connection with the Offering, including, without limitation, the legal fees and related expenses of its counsel and accounting fees (including all comfort letters required by this Agreement). The Company shall also pay all costs incidental to management’s participation in any road show including the food, beverage, and room rental costs of such road show, the fees and related expenses of its accountants, all costs and expenses relating to the preparation, filing, printing, and delivery of the Registration Statement and the Prospectus, printing and delivery of subscription documents, the issuance of the Shares and the preparation and delivery of certificates for the Shares, state and other filing fees, and all transfer taxes, if any, with respect to the sale and delivery of the Shares.

        (f)        Payment Due Upon Final Sales Termination Date. Notwithstanding anything to the contrary in this Agreement, within 15 days after the Final Sales Termination Date, the Company shall pay the Sales Agent all placement fees, Monthly Advisory Fees, the unpaid portion of the Rights Advisory Fee, and all other amounts payable pursuant to this Agreement.

        8.        Indemnification.

        (a)        By Company. Subject to the conditions set forth below, the Company hereby indemnifies and holds harmless (1) you and your affiliates, members, directors, officers, agents, employees, and each other person, if any, who controls (within the meaning of Section 15 of the Act) you or any of your affiliates, and (2) any Selling Group Members, against any and all loss, liability, claim, damage, and reasonable expense whatsoever (including, without limitation, any and all expense reasonably incurred in investigating, preparing, or defending against any litigation, investigation, or claim, commenced or threatened):

        (i)        arising out of or based upon any untrue or alleged untrue statement of material fact contained in the Registration Statement, the Prospectus or any Preliminary Prospectus (as from time to time amended or supplemented) or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, under the circumstances of which they were made, not misleading, unless such statement or omission was made in reliance upon and in conformity with written information furnished to the Company with respect to you, by you or your agents, expressly for use in the Registration Statement, the Prospectus, any Preliminary Prospectus or any amendment or supplement thereof;

        (ii)        to the extent of the aggregate amount paid in settlement of any litigation or other proceeding, commenced or threatened, or of any claim whatsoever, based upon any such actual or alleged untrue statement, omission, or misrepresentation or breach or failure, if such settlement is effected with the written consent of the Company;

        (iii)        arising out of or based upon any material misrepresentation or material breach of warranty or covenant by the Company set forth in this Agreement or any failure or alleged failure by the Company to comply with the material provisions of this Agreement or applicable laws, rules, and regulations; and/or

        (iv)        arising out of or based upon the performance by an indemnified person of services pursuant to this Agreement, except for liability arising in any manner out of the indemnified person’s gross negligence or bad faith in performing such services.

Exhibit 1.1 - 12

If any action is brought against any such indemnified person in respect of which indemnity may be sought against the Company pursuant to the foregoing paragraphs, the indemnified party shall notify the Company of such action in writing within 10 days of the institution of such action and the Company shall assume the defense of such action, including the employment of counsel reasonably satisfactory to the indemnified party and the payment of all expenses. Such indemnified party shall have the right to employ separate counsel in any such case, but the fees and expenses of such counsel shall be at such party’s own expense, unless: (i) the employment of such counsel shall have been authorized in writing by the Company in connection with the defense of such action; or (ii) the Company shall not have employed counsel to have charge of the defense of such action; or (iii) the indemnified party’s or parties’ counsel, in a written opinion addressed to the Company, shall have reasonably concluded that there are defenses available to such indemnified party that are different from or additional to those available to the Company (in which case the Company shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), in any of which events such fees and expenses shall be borne by the Company. Anything in this paragraph to the contrary notwithstanding, the Company shall not be liable for any settlement of any such claim or action effected without its written consent. The indemnity agreement of the Company contained in this Section 8 and its representations and warranties contained in this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of you or any indemnified person, and shall survive any termination of this Agreement and the sale and delivery of the Shares. The Company agrees to promptly notify you of the commencement of any investigation, litigation, or proceedings against the Company in connection with the sale of the Shares.

        (b)        By the Sales Agent. Subject to the conditions set forth below, you will indemnify and hold harmless the Company and its affiliates, members, directors, officers, agents, employees, and each other person, if any, who controls (within the meaning of Section 15 of the Act) the Company or any of its affiliates, against any and all loss, liability, claim, damage, and reasonable expense whatsoever (including, without limitation, any and all expense reasonably incurred in investigating, preparing, or defending against any litigation, investigation, or claim, commenced or threatened):

        (i)        arising out of or based upon any untrue or alleged untrue statement of material fact contained in the Registration Statement, the Prospectus or any Preliminary Prospectus (as from time to time amended or supplemented) or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, if such statement or omission was made in reliance upon and in conformity with written information furnished to the Company with respect to you or any Selling Group Member, by you or your agents or any Selling Group Member, expressly for use in the Registration Statement, the Prospectus, any Preliminary Prospectus or any amendment or supplement thereof;

        (ii)        to the extent of the aggregate amount paid in settlement of any litigation or other proceeding, commenced or threatened, or of any claim whatsoever, based upon any such actual or alleged untrue statement or omission or misrepresentation or breach or failure if such settlement is effected with your written consent; and/or

        (iii)        arising out of or based upon any material misrepresentation or material breach of warranty or covenant by you set forth in this Agreement, or any failure or alleged failure by you to comply with the material provisions of this Agreement or applicable laws, rules, and regulations.

If any action is brought against any such indemnified person in respect of which indemnity may be sought against you pursuant to the foregoing paragraphs, the indemnified party shall notify you of such action in writing within 10 days of the institution of such action and you shall assume the defense of such action, including the employment of counsel reasonably satisfactory to the Company or such other indemnified party and payment of expenses. The Company or such other indemnified party shall have the right to employ their own counsel in any such case, but the fees and expenses of such counsel shall be at their own expense, unless: (i) the employment of such counsel shall have been authorized in writing by you in connection with the defense of such action; (ii) you shall not have employed counsel to have charge of the defense of such action; or (iii) the indemnified party’s or parties’ counsel, in a written opinion addressed to you, shall have reasonably concluded that there are defenses available to them which are different from or additional to those available to you (in which case you shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), in any of which events such fees and expenses shall be borne by you. Anything in this paragraph to the contrary notwithstanding, you shall not be liable for any settlement of any such claim or action effected without your written consent. Your indemnity agreement contained in this Section 8 and your representations and warranties contained in this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any other indemnified person and shall survive any termination of the Agreement and the sale and delivery of the Shares. You agree to promptly notify the Company of the commencement of any investigation, litigation or proceedings against you in connection with the sale of the Shares.

Exhibit 1.1 - 13

(c) Indemnity Not Exclusive. The foregoing indemnities shall be in addition to any other rights either party may have against another, and shall not be exclusive.

        (d)        Contribution. If the indemnification provided for in this Section 8 is unavailable to an indemnified party under subparagraphs (a) or (b) hereof in respect of any losses, claims, damages, or liabilities referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall, subject to the limitations hereinafter set forth, contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, or liabilities in such proportion as is appropriate to reflect the relative fault of and/or benefit to the Company, on the one hand, and you, on the other hand, in conjunction with the statement or omissions which resulted in such losses, claims, damages, liabilities, or benefits, as well as any other relevant equitable considerations. The relative benefits to as well as fault of the Company, on the one hand, and you, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Company or you and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages, and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. In no event shall the Sales Agent be liable or responsible for contribution under this Section 8(d) for any amount in excess of the placement fees received by the Sales Agent under this Agreement. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person, if any, who was not guilty of such fraudulent misrepresentation. No party shall be liable for contribution for any settlement of any action or claim effected without its written consent.

        9.        Duration of Appointment.

        Your appointment as sales agent hereunder shall terminate on the Final Sales Termination Date, except that you will receive fees and expenses to the same extent as provided in Section 7 from all sales of Shares occurring within the one year period after the Final Sales Termination Date to (i) persons from whom you, the Company, a Selling Group Member, or any of their respective agents received a signed Subscription Agreement through the Final Sales Termination Date, and/or (ii) persons who received a Prospectus from either you, the Company, a Selling Group Member, or any of their respective agents, through the Final Sales Termination Date. For these purposes, the term “persons” shall include the subscriber, all persons residing in the same household as the subscriber, and all corporations, partnerships, limited liability companies, trusts, and other entities in which such person has a material legal or beneficial interest.

        10.        Notices.

        (a)        All communications hereunder, except as herein otherwise specifically provided, shall be in writing and if sent to you, shall be mailed, delivered, or faxed (with a copy sent via U.S. mail) to John C. Donnelly, at Donnelly Penman & Partners, 17160 Kercheval Avenue, Grosse Pointe, Michigan 48230-1661, fax: (313) 446-9955 (with a copy to David Warner, Jaffe Raitt Heuer & Weiss PC, 27777 Franklin Rd., Suite 2500, Southfield, Michigan 48034-8214, fax: (248) 351-3082); if sent to the Company, shall be mailed, delivered, or faxed (with a copy sent via U.S. mail) to J. Grant Smith, Clarkston Financial Corporation, 15 S. Main, Clarkston, Michigan 48349-1525, fax: (248) 666-7714 (with a copy to Harvey Koning, Varnum, Riddering, Schmidt & Howlett, LLP, 333 Bridge Street, N.W., Suite 1700, Grand Rapids, Michigan 49504, fax: (616) 336-7000). Any party entitled to notice may change the address or person to whom notice is to be sent by giving written notice as provided herein.

Exhibit 1.1 - 14

        (b)        Notice shall be deemed to be given: if mailed, two business days after being sent via U.S. certified mail, return receipt requested, with postage prepaid; if sent via overnight delivery, one business day after deposit with the courier, with all shipping charges prepaid; if hand-delivered, upon delivery; or, if faxed, upon telephone confirmation of the receipt of the fax.

        11.        Parties.

        This Agreement shall inure solely to the benefit of, and shall be binding upon you, the Company, and the persons referred to in Section 8 hereof, and their respective successors, legal representatives, employees, agents, and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy, or claim under or in respect of or by virtue of this Agreement or any provision herein contained.

        12.        Construction.

        This Agreement shall be construed and governed under the internal laws of the State of Michigan.

        13.        Severability.

        In the event that any provision of this Agreement shall be held invalid or unenforceable by any court, no other provision shall be invalidated or rendered unenforceable by such holding.

        14.        Entire Agreement.

        This Agreement evidences the entire agreement between you and the Company. All prior negotiations and agreements are merged in, and superseded by, this Agreement and there are no agreements, representations, and warranties with respect to the transactions contemplated herein other than those set forth herein. This Agreement specifically supersedes and replaces in its entirety that certain letter agreement between the Company and you dated February 23, 2005.

        15.        Representations and Indemnities to Survive Delivery.

        The respective indemnities, agreements, representations, warranties, and other statements of the Company and you set forth in or made pursuant to this Agreement will remain in full force and effect for a period of three years after the date of the Final Closing, regardless of any investigation made by or on behalf of any party, and will survive sale and delivery of and payment for the Shares to be sold hereunder.

        16.        Captions.

        Captions in this Agreement are for convenience only, form no part of this Agreement, and shall not in any manner modify or otherwise affect the interpretation of this Agreement.

        17.        Counterparts.

        This Agreement may be executed in one or more counterparts, each of which shall constitute one and the same instrument.

        18.        Publicity.

        The Company and you shall consult with each other with respect to the form and substance of any press release or other formal public disclosure of matters related to the Offering. Except as required by applicable law or regulations, neither you nor the Company shall issue any such press release during the term of this Agreement without the other party’s prior consent, which shall not be unreasonably withheld. The Company agrees that you shall have the right, subsequent to the closing of any Offering, to place advertisements at your own cost in financial and other newspapers and journals describing your services hereunder, with the prior approval of the Company, which approval shall not be unreasonably withheld or delayed. The Company may not publish, refer to, describe, or characterize your engagement pursuant to this Agreement, or the advice you provide to the Company, without your prior written consent, which consent shall not be unreasonably withheld or delayed.

Exhibit 1.1 - 15

        If the foregoing expresses your understanding of the agreement between us, please sign and return a copy of this document to the undersigned, and the same will constitute an agreement between us.

CLARKSTON FINANCIAL CORPORATION —————————————— J. Grant Smith Chief Operating Officer and Chief Financial Officer

ACCEPTED AS OF ________________________, 2005

DONNELLY PENMAN & PARTNERS

——————————————
John C. Donnelly
Managing Director

Exhibit 1.1 - 16

INDEX TO EXHIBITS

Exhibit	Description

3(e)	Form of Selling Group Member Agreement

6(g)	Form of Company’s Closing Certificate

7(b)(i)	Clarkston Friends

7(b)(ii)	Form of Sales Agent’s Closing Certificate

Exhibit 1.1 - 17

EXHIBIT 3(e)

FORM OF SELLING GROUP MEMBER AGREEMENT

CLARKSTON FINANCIAL CORPORATION

SELLING GROUP MEMBER AGREEMENT

______________, 2005

Ladies and Gentlemen:

        1.        Offering. Pursuant to a Financial Advisory and Sales Agent Agreement dated June ___, 2005 (the “Sales Agent Agreement”), Donnelly Penman & Partners (“Donnelly Penman,” “Sales Agent,” “we,” or “us”), has agreed to assist Clarkston Financial Corporation (the “Company”) on a best efforts basis, in connection with a community offering (the “Community Offering”) of common stock (the “Shares”). The Community Offering is a follow-on offering to the Company’s recent rights offering to shareholders. The Shares and the terms upon which they are being offered and sold are more fully described in the enclosed Prospectus dated June 8, 2005. Capitalized terms not defined herein shall have the meanings ascribed to them in the Sales Agent Agreement.

        2.        Selling Group Member Qualifications and Compensation. We have agreed with the Company to manage the sale of the Shares on a best efforts basis. Subject to the terms and conditions contained herein, we are offering to you and to certain other broker-dealers who are members in good standing of the National Association of Securities Dealers, Inc. (the “NASD”) (collectively, including you, “Selling Group Members”), the opportunity to offer and sell, on a best efforts basis, a portion of the Shares. We will pay you a fee in the amount of _____ percent (____%) of the aggregate dollar amount of the Shares sold by you. Your fee will be re-allowed by us to you from our fee. This offer is made only to Selling Group Members actually engaged in the investment banking or securities business that are broker-dealers eligible to participate in the Community Offering in accordance with the rules of the NASD and are members in good standing of the NASD that will agree to comply with the rules of the NASD. You agree to comply with the rules of the NASD. In particular, you acknowledge that you are aware of your obligations pursuant to Rules 2730, 2740, 2420 and 2750 of the NASD.

        3.        Compliance With Laws and Sales Agent Agreement. Upon becoming a Selling Group Member by signing and returning the enclosed acceptance letter, and in offering and selling the Shares, you agree to comply with the requirements of the Securities Act of 1933, as amended (the “Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), and the applicable laws, rules, and regulations of any state or securities exchange having jurisdiction over the Community Offering. You confirm that you are familiar with Rule 15c2-4 under the Exchange Act regarding receipt of customer funds in best efforts offerings, and with other applicable rules under the Exchange Act, and confirm that you will comply with those rules. You confirm that you will also comply with the provisions of the Sales Agent Agreement, a form of which is attached hereto as Exhibit A.

        The Shares have been registered under the Act on a Registration Statement on Form SB-2 (Registration No. 333-124905).

        4.        Sales Material and Manner. You agree to accept subscriptions for Shares only from investors who have received a copy of the Prospectus. In connection with the sale of Shares, no person shall be authorized to provide any information or to make any representation other than those contained in the Prospectus and any supplements and amendments or additions thereto or authorized supplemental sales literature used in conjunction therewith, or to offer Shares to any potential investor or to the public through any advertisement, article, notice, or communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or any seminar that, in each case, has not been authorized by the Company and the Sales Agent in writing.

Exhibit 1.1 - 18

        5.        Prospectus Copies. We hereby confirm that we will make available to you such number of copies of the Prospectus, which contain any subscription documents (as amended or supplemented), as you may reasonably request for the purposes contemplated by the Act or the Exchange Act, or the rules and regulations of the SEC.

        6.        Subscriptions. We shall have full authority to take such actions as we may deem advisable in respect to all matters pertaining to the offering of the Shares. Subscriptions for Shares will be strictly subject to confirmation, and we reserve the right in our complete discretion to reject any subscription, in whole or in part, and to accept or reject subscriptions in the order of their receipt or otherwise, and to allot. You agree to advise us from time to time, upon our request, of the number of Shares as to which you have received subscriptions pursuant to this Agreement.

        7.        No Agency. No Selling Group Member is authorized to act as our agent, or otherwise to act on our behalf, in offering or selling the Shares or to furnish any information or make any representation except as contained in the Prospectus.

        8.        Waiver. Nothing will constitute the Selling Group Member as an association with us, or with each other, but you will be responsible for your share of any liability or expense based on any claim to the contrary. We shall not be under any liability for or in respect of the value, validity, or form of the Shares or the delivery of the certificates therefor, or the performance by anyone of any agreement on its part, or the qualification of the Shares for sale under the laws of any jurisdiction, or for or in respect of any other matter relating to this Agreement, except for lack of good faith and obligations expressly assumed by us in this Agreement. The foregoing provisions shall not be deemed a waiver of any liability imposed under the Act.

        9.        Representations and Warranties of Selling Group Member. You represent, warrant, and agree that:

        (a)        You are registered as a broker-dealer under the Exchange Act and a member in good standing of the NASD. You are properly registered as a broker-dealer under the Michigan Uniform Securities Act, as amended, and under the applicable laws of each other state where required to serve as a broker/dealer in connection with the Offering.

        (b)        Neither you nor any affiliated entity nor any director, officer, or general partner of you nor any beneficial owner of 10 percent or more of any class of the equity securities of you (beneficial ownership meaning the power to vote or direct the vote and/or the power to dispose or direct the disposition of such securities):

        (i)        Has filed a registration statement, or is named as an underwriter in connection with a registration or offering statement, which is the subject of any pending SEC proceeding or examination under Section 8 of Rule 261 under the Act or which is the subject of a currently effective refusal order entered by the SEC or stop order entered pursuant to the law of any state within five years prior to the commencement of the Community Offering;

        (ii)        Has been convicted of a misdemeanor or felony within the last 10 years in connection with the offer, purchase, or sale of any security or commodity, involving the making of a false filing with the SEC, or arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, or investment adviser, or involving theft, fraud, breach of fiduciary duty, deceit or intentional wrongdoing, or which is a crime involving moral turpitude, or within the last five years of a misdemeanor or felony which is a criminal violation of statutes designed to protect consumers against unlawful practices involving insurance, securities, commodities or commodity futures, real estate, franchises, business opportunities, consumer goods, or other goods and services;

        (iii)        Is currently subject to any administrative order or judgment entered within five years prior to the commencement of the Community Offering, arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, or investment adviser, or involving theft, fraud, or fraudulent conduct, or breach of fiduciary duty, or has been the subject of or is subject to any administrative order or judgment in which fraud, deceit, or intentional wrongdoing, including but not limited to making untrue statements of material facts or omitting to state material facts, was found and the order or judgment was entered within five years prior to the commencement of the Community Offering;

Exhibit 1.1 - 19

        (iv)        Is currently subject to any administrative order or judgment which prohibits the use of any exemption from registration in connection with the purchase or sale of securities, or to any SEC or other censure based on a finding of false filing;

        (v)        Is subject to any administrative order or order, judgment, or decree of any court of competent jurisdiction temporarily or preliminarily restraining or enjoining or is subject to any order, judgment, or decree of any court of competent jurisdiction entered within five years prior to the commencement of the Community Offering permanently restraining or enjoining such person from engaging in or continuing any conduct or practice in connection with the purchase or sale of any security of commodity or involving the making of any false filing with the SEC or any state or arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, or investment adviser, or which restrains or enjoins such person from activities subject to federal or state statutes designed to protect consumers against unlawful or deceptive practices involving insurance, commodities, or commodity futures, real estate, franchises, business opportunities, consumer goods, or other goods and services; or

        (vi)        Is suspended or expelled from membership in, or suspended or barred from association with a member of, an exchange registered as a national securities exchange, an association registered as a national securities association, or a Canadian securities exchange or association.

        (c)        Since May 31, 2004, neither you nor any related person as defined in NASD Corporate Financing Rule 2710(a)(6) has (i) purchased unregistered equity securities of the Company or any of its corporate affiliates; or (ii) entered into any other arrangement that provides for the receipt of any item of value (as such term is defined in the NASD Corporate Financing Rules) or transfer of any warrants, options, or other securities from the Company or any of its corporate affiliates.

        10.        Indemnification by Company. Subject to the conditions set forth below, pursuant to the Sales Agent Agreement, the Company has agreed to indemnify and hold harmless (1) us, each person, if any, who controls us within the meaning of Section 15 of the Act, or is an employee, agent, or attorney of the foregoing and (2) any Selling Group Member, as provided in the Sales Agent Agreement.

        11.        Indemnification by You. Subject to the conditions set forth below, you will indemnify and hold harmless the Company, us and each person, if any, who controls the Company or us within the meaning of Section 15 of the Act, or is an affiliate, director, employee, agent or attorney of the Company or us:

        (a)        against any and all loss, liability, claim, damage, and expense whatsoever (including, without limitation, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation or investigation, commenced or threatened, or any claim whatsoever) arising out of or based upon (i) any statements, acts, or omissions by you in connection with the offer or sale of the Shares not expressly authorized by the Company or us; or (ii) any material misrepresentation or material breach of warranty or covenant by you set forth in this Agreement, or any failure or alleged failure by you to comply with the material provisions of this Agreement or applicable laws, rules, and regulations; and

        (b)        against any and all loss, liability, claim, damage, and expense whatsoever to the extent of the aggregate amount paid in settlement of any litigation or other proceeding, commenced or threatened, or of any claim whatsoever, based upon any such actual or alleged untrue statement or omission or misrepresentation or breach or failure (including, without limitation, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any such litigation or claim) if such settlement is effected with your written consent.

Exhibit 1.1 - 20

If any action is brought against the Company, us, or any such controlling persons, employees, agents, or attorneys in respect of which indemnity may be sought against you pursuant to the foregoing paragraphs, the indemnified party shall notify you of such action in writing within 10 days of the institution of such action and you shall assume the defense of such action, including the employment of counsel reasonably satisfactory to the Company, us, or such other indemnified party and payment of expenses. The Company, we, or such other indemnified party shall have the right to employ their own counsel in any such case, but the fees and expenses of such counsel shall be at their (or our, as the case may be) own expense, unless: (i) the employment of such counsel shall have been authorized in writing by you in connection with the defense of such action; (ii) you shall not have employed counsel to have charge of the defense of such action; or (iii) the indemnified party or parties shall have reasonably concluded, and your counsel shall have concurred in the conclusion, that there are defenses available to them (or us, as the case may be) which are different from or additional to those available to you (in which case you shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), in any of which events such fees and expenses shall be borne by you. Anything in this paragraph to the contrary notwithstanding, you shall not be liable for any settlement of any such claim or action effected without your written consent. Your indemnity agreement contained in this Section 11 and your representations and warranties contained in this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or us and shall survive any termination of the Agreement and the sale and delivery of the Shares. You agree to promptly notify the Company and us of the commencement of any investigation, litigation, or proceedings against you in connection with the sale of the Shares.

        12.        Indemnity Not Exclusive. The foregoing indemnity shall be in addition to any other rights any party may have against another, and shall not be exclusive.

        13.        Contribution. If the indemnification provided for in this Agreement is unavailable to an indemnified party in respect of any losses, claims, damages, or liabilities referred to herein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall, subject to the limitations hereinafter set forth, contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, or liabilities in such proportion as is appropriate to reflect the relative fault of and/or benefit to the Company, us and you, in conjunction with the statement or omissions which resulted in such losses, claims, damages, or liabilities, as well as any other relevant equitable considerations. The relative benefits to as well as fault of the Company, us and you shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Company, us and you and the parties’ relative intent, knowledge, access to information, and opportunities to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages, and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.

        14.        Termination. Unless earlier terminated by us, this Agreement shall terminate at the close of business on _____, 2005. We may terminate this Agreement or any provision hereof at any time by written or telegraphic notice to you.

        15.        Notice. Any notice from us to you shall be deemed to have been duly given if mailed, telephoned, or telegraphed to you at the address to which this agreement is mailed.

        16.        Governing Law; Captions. This agreement shall be governed by the laws of the State of Michigan, without regard for its conflict of laws principles. Captions used herein are for the convenience of the partners only and are not intended to be used in the interpretation of this Agreement.

        17.        Entire Agreement. This Agreement evidences the entire agreement between us. All prior negotiations and agreements are merged in, and superseded by, this Agreement and there are no agreements, representations, and warranties with respect to the transactions contemplated herein other than those set forth herein.

Exhibit 1.1 - 21

        18.        Confirmation. Please confirm your agreement hereto by signing and returning at once the enclosed acceptance letter to the Sales Agent, at Donnelly Penman & Partners, Attention: John Donnelly, 17160 Kercheval Avenue, Grosse Pointe, Michigan 48230-1661 with copy to David Warner, Jaffe Raitt Heuer & Weiss PC, 27777 Franklin Rd., Suite 2500, Southfield, Michigan 48034-8214, fax: (248) 351-3082.

Very truly yours, DONNELLY PENMAN & PARTNERS —————————————— John C. Donnelly Managing Director

Exhibit 1.1 - 22

Donnelly Penman & Partners
17160 Kercheval Avenue
Grosse Point, Michigan 48230-1661

Attention: John Donnelly

Subject:	Clarkston Financial Corporation Selling Group Member Agreement Acceptance Letter

Ladies and Gentlemen:

        We hereby confirm our agreement to all the terms and conditions stated in the foregoing Selling Group Member Agreement. We acknowledge receipt of the Prospectus and the Financial Advisory and Sales Agent Agreement relating to the Shares and we further state that in agreeing to such terms and conditions, we have relied upon the Prospectus and no other statements whatsoever, written or oral. In addition, we confirm that we are broker-dealers actually engaged in the investment banking or securities business, that we are a member in good standing of the National Association of Securities Dealers, Inc. (“NASD”), and that we will comply with the rules of the NASD, the Exchange Act, the Securities Act, and the regulations issued under them including, without limitation, Regulation D.

—————————————— (Please print or type name of firm) By: —————————————— (Authorized Representative)

Dated: ___________, 200__

Exhibit 1.1 - 23

EXHIBIT 6(g)

[Closing Date]

Donnelly Penman & Partners
17160 Kercheval Avenue
Grosse Pointe, Michigan 48230-1661

Subject:	Clarkston Financial Corporation — Sale of Stock

Ladies and Gentlemen:

        By authorized signature below, the undersigned hereby certifies to you that as of the date of this certificate:

        1.        Representations and warranties of the undersigned contained in the Financial Advisory and Sales Agent Agreement between Clarkston Financial Corporation and Donnelly Penman & Partners dated June __, 2005 (the “Agreement”), are true and correct in all material respects; and

        2.        The undersigned has fulfilled all covenants and agreements set forth in the Agreement and has complied with all conditions set forth in the Agreement on its part to be fulfilled or performed at or prior to the date of this Certificate.

Very truly yours, CLARKSTON FINANCIAL CORPORATION ——————————————————— By: —————————————— Its: ——————————————

Exhibit 1.1 - 24

EXHIBIT 7(b)(i)

CLARKSTON FRIENDS

Exhibit 1.1 - 25

EXHIBIT 7(b)(ii)

[Closing Date]

Clarkston Financial Corporation
15 S. Main Street
Clarkston, Michigan 48346

Subject:	Clarkston Financial Corporation — Sale of Stock

Ladies and Gentlemen:

        By authorized signature below, the undersigned hereby certifies to you that as of the date of this Certificate:

        (1)        The representations and warranties of the undersigned contained in the Financial Advisory and Sales Agent Agreement between Clarkston Financial Corporation and Donnelly Penman & Partners dated June _____, 2005 (the “Agreement”), are true and correct in all material respects; and

        (2)        The undersigned has fulfilled all covenants and agreements set forth in the Agreement and has complied with all conditions set forth in the Agreement on its part to be fulfilled or performed at or prior to the date of this Certificate.

Very truly yours, DONNELLY PENMAN & PARTNERS —————————————— John C. Donnelly Managing Director

Exhibit 1.1 - 26